Exhibit 10.1

Execution version

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of this 9th day of December, 2022, by and between BMR-Sidney Research Campus LLC (f/k/a BMR 200-Sidney Street LLC), a Delaware limited liability company (“Landlord”), and Seres Therapeutics, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. WHEREAS, Landlord and Tenant are parties to that certain Lease dated as of November 11, 2015 (as the same may have been amended, supplemented or modified from time to time, the “Existing Lease”), whereby Tenant leases certain premises (the “Existing Premises”) from Landlord in the building at 200 Sidney Street, Cambridge, Massachusetts (the “Building”);

B. WHEREAS, Landlord and Tenant desire to extend the Term set forth in the Existing Lease with respect to certain premises located in the basement and on the first (1st), second (2nd) and fourth (4th) floors of the Building, as shown on Exhibit A, for an aggregate area of approximately 68,636 rentable square feet (the “Renewal Premises”), pursuant to the terms and conditions of this Amendment;

C. WHEREAS, Tenant has requested and Landlord has agreed that, as of the Surrender Date, Tenant shall surrender certain space on the second (2nd) floor of the Building, except for certain space retained by Tenant, including without limitation, for use as an IT closet (the “Second Floor IT Closet”), as shown on Exhibit B, for an aggregate area of approximately 14,760 rentable square feet (the “Surrender Premises”) for use by another tenant, to substitute the Premises plans attached to the Existing Lease accordingly, and to adjust the Base Rent for the Renewal Premises accordingly; and

D. WHEREAS, Landlord and Tenant desire to modify and amend the Existing Lease only in the respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1. Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing Lease unless otherwise defined herein. The Existing Lease, as amended by this Amendment, is referred to collectively herein as the “Lease.” From and after the date hereof, the term “Lease,” as used in the Existing Lease, shall mean the Existing Lease, as amended by this Amendment.

2. First Extension Term. The term of the Lease with respect to the Renewal Premises is hereby extended by a period of six (6) years and two (2) months. The “Term Expiration Date” as used in the Existing Lease is hereby amended to mean January 13, 2030. The period commencing on November 13, 2023 (the “Renewal Premises Term Commencement Date”) and ending on January 13, 2030 shall be referred to herein as the “First Extension Term.” The term “Term” as used in the Lease shall refer to the Term under the Existing Lease as extended by the First Extension Term. Notwithstanding anything in the Existing Lease to the contrary, and notwithstanding that the First Extension Term is six (6) years and two (2) months in length (as opposed to five (5) years as set forth in the Lease) the parties agree that the First Extension Term constitutes the exercise of Tenant’s first Option to extend the Term under Section 42 of the Existing Lease. Tenant’s second Option to extend the Term by five (5) years remains under the Existing Lease and shall apply with respect to the entire Renewal Premises, subject to and in accordance with Section 42 of the Existing Lease.

3. Base Rent During First Extension Term. Initial monthly and annual installments of Base Rent for the Renewal Premises during the First Extension Term shall be as set forth in the table below. Base Rent shall be subject to an annual upward adjustment of three percent (3%). The first such adjustment shall become effective commencing on the first (1st) annual anniversary of the Renewal Premises Term Commencement Date, and subsequent adjustments shall become effective on every successive annual anniversary of the Renewal Premises Term Commencement Date for the duration of the First Extension Term.

Dates	Rentable Square Feet of the Premises	Annual Fixed Rent per Rentable Square Foot	Annual Fixed Rent per month	Annual Fixed Rent per year
11/13/2023-11/12/2024	68,636	$122.00 annually	$697,799.33	$8,373,592.00

Notwithstanding the foregoing or anything to the contrary in this Amendment, and so long as no Default by Tenant has occurred, Tenant shall not be required to pay Base Rent for the first two (2) months of the First Extension Term (such period, the “Free Rent Period”). During the Free Rent Period, Tenant shall continue to be responsible for the payment of all of Tenant’s other Rent obligations under the Lease, including all Additional Rent such as Operating Expenses, the Property Management Fee, costs of utilities for the Renewal Premises and any parking fees with respect to the Renewal Premises. Upon the occurrence of any Default, the Free Rent Period shall immediately expire, and Tenant shall no longer be entitled to any further abatement of Base Rent pursuant to this Section. In the event of any Default that results in termination of the Lease, then, as part of the recovery to which Landlord is entitled pursuant to the Lease, and in addition to any other rights or remedies to which Landlord may be entitled pursuant to the Lease, at law or in equity, Landlord shall be entitled to the immediate recovery, as of the day immediately prior to such termination of the Lease, of the unamortized amount of Base Rent that Tenant would have paid had the Free Rent Period not been in effect.

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4. Additional Rent. Tenant’s obligation to pay Additional Rent, including, without limitation, Tenant’s Adjusted Share of Operating Expenses, the Property Management Fee, costs of utilities for the Renewal Premises and any parking fees with respect to the Renewal Premises shall continue through the First Extension Term in accordance with the Lease.

5. First Extension Tenant Improvements. From and after the date of this Amendment, Landlord shall make available to Tenant a tenant improvement allowance of One Million Seven Hundred Fifteen Thousand Nine Hundred and 00/100 Dollars ($1,715,900.00) (based upon Twenty-Five Dollars ($25.00) per rentable square foot of the Renewal Premises) (the “First Extension TI Allowance”) in order to fund improvements to the Renewal Premises (“First Extension Tenant Improvements”) consistent with the Permitted Use and as defined in this Section. Tenant shall be responsible for performing and completing the First Extension Tenant Improvements, and Tenant shall reimburse Landlord’s reasonable third-party out-of-pocket costs in reviewing the First Extension Tenant Improvements. The First Extension TI Allowance may be applied to the costs of (i) construction, (ii) Landlord’s third-party reimbursables described in the preceding sentence, (iii) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party’s commissioning report by a licensed, qualified commissioning agent hired by Landlord, (iv) space planning, architect, engineering, project manager and other related services performed by third parties unaffiliated with Tenant, (v) building permits and other taxes, fees, charges and levies by governmental authorities for permits or for inspections of the Extension Tenant Improvements, and (vi) costs and expenses for labor, material, equipment and fixtures, furniture and personal property, subject to the cap set forth in subsection (C) below. In no event shall the First Extension TI Allowance be used for (A) the cost of work that is not authorized by the Approved Plans (as defined in the First Extension Work Letter) or otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld delayed or conditioned, (B) payments to Tenant or any affiliates of Tenant, (C) the purchase of any furniture, personal property or other non-building system equipment in excess of 15% of the Extension TI Allowance (provided, however, that modular lab casework shall not be included in this subsection (C) or subject to the foregoing 15% cap), (D) costs resulting from any default by Tenant of its obligations under this Lease or (E) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors and grants for research reimbursement or otherwise). Tenant shall have from the date hereof until May 13, 2025 (the “First Extension TI Deadline”), to submit Fund Requests (as defined in the First Extension Work Letter) to Landlord for disbursement of the unused portion of the First Extension TI Allowance, after which date Landlord’s obligation to fund any such costs for which Tenant has not submitted a Fund Request to Landlord shall expire. In no event shall any unused First Extension TI Allowance entitle Tenant to a credit against Rent payable under the Lease. Tenant’s design and installation of the First Extension Tenant Improvement shall be subject to (a) the provisions of the Lease governing alterations, and (b) the mutually agreed upon work letter that will be attached to this Amendment as Exhibit C (the “First Extension Work Letter”) (provided that in the event any terms of the attached First Extension Work Letter conflict with terms of the Lease, the provisions of the First Extension Work Letter shall govern).

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6. Condition of Renewal Premises. Tenant acknowledges that (a) it is in possession of and is fully familiar with the condition of the Renewal Premises and, notwithstanding anything contained in the Lease to the contrary, agrees to take the same in its condition “as is” as of the first day of the First Extension Term, and (b) Landlord shall have no obligation to alter, repair or otherwise prepare the Renewal Premises for Tenant’s continued occupancy for the First Extension Term or to pay for any improvements to the Renewal Premises, except as may be expressly provided in the Lease.

7. Surrender Premises. The parties acknowledge and agree that Tenant shall be deemed to have surrendered the Surrender Premises effective as of November 12, 2023 (the “Surrender Date”). On or prior to the Surrender Date, Tenant shall surrender and deliver exclusive possession of the Surrender Premises to Landlord in accordance with all of the terms, conditions and provisions of the Existing Lease, including, without limitation, Tenant’s obligation to delivery an Exit Survey to Landlord in accordance with Section 26.1 of the Lease. Landlord acknowledges that certain existing furniture, fixtures and equipment may remain in the Surrender Premises after the Surrender Date pursuant to a separate agreement entered into between Tenant and the new tenant for the Surrender Premises (the “Surrender Premises Tenant”) on or prior to the Surrender Date. Such agreement shall list the furniture, fixtures and equipment that will remain in the Surrender Premises and a copy of such agreement shall be provided to Landlord upon request. The table set forth in Section 2.2 of the Existing Lease is hereby deleted and replaced with the following, effective as the Surrender Date:

Approximate Rentable Area of Premises	68,636 square feet, as follows:

(a) 14,958 square feet in the basement of the Building (the “Basement Premises”);

(b) 42,267 square feet on the first floor of the Building (the “First Floor Premises”), which includes (i) 9,310 square feet of pilot manufacturing area more specifically identified on Exhibit A (the “Manufacturing Area”) and (ii) 1,890 square feet consisting of a vivarium area as more specifically identified on Exhibit A (the “ACF”) and (iii) 1,934 square feet consisting of a quality control lab area more specifically identified on Exhibit A (the “Quality Control Lab”);

(c) 1,008 square feet on the second floor of the Building (the “Second Floor Premises”); and

(d) 10,403 square feet on the fourth floor of the Building (the “Fourth Floor Premises”).

Approximate Rentable Area of Building	188,616 square feet

Tenant’s Pro Rata Share of Building	36.39%

8. Renewal Premises. As of the Renewal Premises Term Commencement Date, (i) the term “Premises” as used in the Lease shall mean the Renewal Premises and shall exclude the Surrender Premise and (ii) the Premises plan attached to the Existing Lease as Exhibit A shall be deleted in their entirety and replaced with the plans for the Renewal Premises attached hereto as Exhibit A.

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9. Second Floor IT Closet. Landlord acknowledges that, from and after the Renewal Premises Term Commencement Date, Tenant shall continue to have access to the Second Floor IT Closet via the Surrender Premises, the terms and conditions of which access shall be memorialized in a mutually agreed access agreement between Tenant and the Surrender Premises Tenant. If at any time after the date hereof and prior to the expiration of the Term (as extended by the First Extension Term or any other extensions), the Surrender Premises Tenant, or any subsequent tenant in the Surrender Premises, vacates the portion of the Surrender Premises that it leases from Landlord, or makes such space available for sublease, then upon three (3) months’ prior written notice to Tenant, Landlord shall have the right to terminate the Lease solely with respect to the approximately 201 rentable square feet for the Second Floor IT Closet and the Second Floor IT Closet shall cease to be a part of the Renewal Premise and shall be surrendered to Landlord in accordance with the terms and conditions of the Lease.

10. Basement Premises. If at any time prior to the expiration of the Term (as extended by the First Extension Term or any other extensions), the Surrender Premises Tenant, or any subsequent tenant in the Surrender Premises, vacates the portion of the Surrender Premises that it leases from Landlord, or makes such space available for sublease, then upon three (3) months’ prior written notice to Tenant, Landlord shall have the right to terminate the Lease solely with respect to approximately 3,244 rentable square feet in the Basement Premises (the “Surrendered Basement Premises”) and the Surrendered Basement Premises shall cease to be a part of the Renewal Premises and shall be surrendered to Landlord in accordance with the terms and conditions of the Lease.

11. Parking. Effective as of the Surrender Date, Section 13.4 of the Existing Lease shall be amended by deleting the numbers “83” and “78” in each instance they are used, and replacing them with “68” and “63”, respectively.

12. Signage. Section 12.7 of the Existing Lease is hereby amended to add the following sentence at the end of such Section:

“Notwithstanding anything in this Section 12.7 to the contrary, if at any time (i) Tenant leases less than 50% of the rentable square feet in the Building, (ii) ABBVIE Inc., an existing tenant at the Building, terminates its lease at the Building and (iii) Landlord agrees to terms to subsequently lease 50% or more of the rentable square feet in the Building in the aggregate to a third party, then Landlord shall have the right to require Tenant to remove any of Tenant’s exterior or façade Signage at the Building and Tenant shall remove such Signage in accordance with this Section 12.7.”

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13. Assignment or Subletting. Section 29.1(iii) of the Existing Lease is hereby deleted in its entirety and replaced with the following:

“(iii) pursuant to a sublease to any person that is an entity funded or sponsored by Flagship Ventures if such sublease involves no more than 20,000 rentable square feet of the Premises and provided that the term of such sublease expires at least twelve (12) months prior to the Term Expiration Date (as may be extended in accordance with this Lease)”.

14. Broker. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Colliers International (“Tenant’s Broker”), and that it knows of no other real estate broker or agent that is or might be entitled to a commission in connection with this Amendment other than CBRE Group, Inc. (“Landlord’s Broker”, collectively the “Brokers”). Landlord shall compensate Tenant’s Broker in relation to this Amendment pursuant to a separate agreement between Landlord and Tenant’s Broker. Tenant agrees to reimburse, indemnify, save, defend and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent, other than the Brokers, employed or engaged by Tenant or claiming to have been employed or engaged by Tenant.

1. No Default. Each Party represents, warrants and covenants that, to the best of its knowledge, the other Party is not in default of any of their respective obligations under the Existing Lease and no event has occurred that, with the passage of time or the giving of notice (or both) would constitute a default by either Landlord or Tenant thereunder.

2. Notices. Tenant confirms that, notwithstanding anything in the Lease to the contrary, notices delivered to Tenant pursuant to the Lease should be sent to:

Seres Therapeutics, Inc.

200 Sidney Street

Cambridge, MA 02139

ATTN: Legal Department

3. Effect of Amendment. Except as modified by this Amendment, the Existing Lease and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing Lease, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

4. Successors and Assigns. Each of the covenants, conditions and agreements contained in this Amendment shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns and sublessees. Nothing in this section shall in any way alter the provisions of the Lease restricting assignment or subletting.

5. Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Landlord and Tenant. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof. All exhibits hereto are incorporated herein by reference. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and shall not be effective as a lease, lease amendment or otherwise until execution by and delivery to both Landlord and Tenant.

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6. Authority. Tenant guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

7. Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this as a sealed Massachusetts instrument as of the date and year first above written.

LANDLORD:

LANDLORD:

BMR-SIDNEY RESEARCH CAMPUS LLC,
a Delaware limited liability company

By:	/s/ Colleen OConnor
Name:	Colleen OConnor
Title:	Senior Vice President, East Coast and U.K. Markets

TENANT:

SERES THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Eric D. Shaff
Name:	Eric D. Shaff
Title:	President, CEO

Exhibit A

Renewal Premises

[attached.]

Exhibit B

Surrender Premises

[attached.]

Exhibit C

First Extension Work Letter

This First Extension Work Letter (this “First Extension Work Letter”) is made and entered into as of the 9th day of December, 2022, by and between BMR-Sidney Research Campus LLC (f/k/a BMR 200-Sidney Street LLC), a Delaware limited liability company (“Landlord”), and Seres Therapeutics, Inc., a Delaware corporation (“Tenant”), and is attached to and made a part of that certain Lease dated as of November 11, 2015, as amended by that certain First Amendment to Lease dated as of the date hereof (the “First Amendment”) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 200 Sidney Street, Cambridge, Massachusetts (the “Building”). All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1. General Requirements.

1.1. Authorized Representatives.

(a) Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Ashley Myslinksi (ashley.myslinski@biomedrealty.com)] as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this First Extension Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this First Extension Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b) Tenant designates Gary Nolan (gnolan@serestherapeutics.com) (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this First Extension Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2. Schedule. The schedule for design and development of the First Extension Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the First Extension Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter. Landlord shall not unreasonably withhold, delay or condition its consent to any changes to the Schedule.

1.3. Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the First Extension Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. Landlord may refuse to use any architects, consultants, contractors, subcontractors or material suppliers that Landlord reasonably believes could cause labor disharmony or may not have sufficient experience, in Landlord’s reasonable opinion, to perform work in an occupied Class “A” laboratory research building and in tenant-occupied lab areas in Boston, MA or Cambridge, MA. All Tenant contracts related to the First Extension Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the First Extension Tenant Improvements to Landlord at any time.

2. First Extension Tenant Improvements. All First Extension Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the First Extension TI Allowance), in a good and workmanlike manner in compliance with all Applicable Laws, and in substantial accordance with the Approved Plans (as defined below), the Lease and this First Extension Work Letter. To the extent that the total projected cost of the First Extension Tenant Improvements (as projected by Landlord) exceeds the First Extension TI Allowance (such excess, the “Excess First Extension TI Costs”), Tenant shall pay the costs of the First Extension Tenant Improvements as such costs become due, and Landlord shall reimburse Tenant (or pay directly to Tenant’s contractor) on a pari passu basis, in the proportion of Excess First Extension TI Costs payable by Tenant to the First Extension TI Allowance payable by Landlord. If the cost of the First Extension Tenant Improvements (as projected by Landlord) increases over Landlord’s initial projection, Tenant shall promptly notify Landlord, and Landlord’s payment of the First Extension TI Allowance shall be on an adjusted pari passu basis based on the additional Excess First Extension TI Costs. All material and equipment furnished by Tenant or its contractors as the First Extension Tenant Improvements shall be new or “like new,” and the First Extension Tenant Improvements shall be performed in a first-class, workmanlike manner; and the quality of the First Extension Tenant Improvements shall be of a nature and character conforming to Landlord’s building standards. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any First Extension Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All First Extension Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this First Extension Work Letter to the contrary, in the event of a conflict between this First Extension Work Letter and Article 17 of the Lease, the terms of this First Extension Work Letter shall govern.

2.1. [Intentionally Omitted].

2.2. Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the First Extension Tenant Improvements prepared in conformity with the applicable provisions of this First Extension Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within ten (10) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.3. Construction Plans. Tenant shall prepare final plans and specifications for the First Extension Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, and CADD format, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders specifically permitted by this Work Letter, are referred to herein as the “Approved Plans.”

2.4. Changes to the First Extension Tenant Improvements. Any changes to the Approved Plans (each, a “Change”) shall be requested and instituted in accordance with the provisions of this Article 2 and shall be subject to the written approval of the non-requesting party in accordance with this First Extension Work Letter.

(a) Change Request. Either Landlord or Tenant may request Changes after Landlord approves the Approved Plans by notifying the other party thereof in writing in substantially the same form as the AIA standard change order form (a “Change Request”), which Change Request shall detail the nature and extent of any requested Changes, including (a) the Change, (b) the party required to perform the Change and (c) any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. If the nature of a Change requires revisions to the Approved Plans, then the requesting party shall be solely responsible for the cost and expense of such revisions and any increases in the cost of the First Extension Tenant Improvements as a result of such Change. Change Requests shall be signed by the requesting party’s Authorized Representative.

(b) Approval of Changes. All Change Requests shall be subject to the other party’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. The non-requesting party shall have five (5) business days after receipt of a Change Request to notify the requesting party in writing of the non-requesting party’s decision either to approve or object to the Change Request. The non-requesting party’s failure to respond within such five (5) business day period shall be deemed approval by the non-requesting party.

2.5. Preparation of Estimates. Tenant shall, before proceeding with any Change, using its best efforts, prepare as soon as is reasonably practicable (but in no event more than five (5) business days after delivering a Change Request to Landlord or receipt of a Change Request) an estimate of the increased costs or savings that would result from such Change, as well as an estimate of such Change’s effects on the Schedule. Landlord shall have five (5) business days after receipt of such information from Tenant to (a) in the case of a Tenant-initiated Change Request, approve or reject such Change Request in writing, or (b) in the case of a Landlord-initiated Change Request, notify Tenant in writing of Landlord’s decision either to proceed with or abandon the Landlord-initiated Change Request.

2.6. Quality Control Program; Coordination. Tenant shall provide Landlord with information regarding the following (together, the “QCP”): (a) Tenant’s general contractor’s quality control program and (b) evidence of subsequent monitoring and action plans. The QCP shall be subject to Landlord’s reasonable review and approval and shall specifically address the First Extension Tenant Improvements. Tenant shall ensure that the QCP is regularly implemented on a scheduled basis and shall provide Landlord with reasonable prior notice and access to attend all inspections and meetings between Tenant and its general contractor. At the conclusion of the First Extension Tenant Improvements, Tenant shall deliver the quality control log to Landlord, which shall include all records of quality control meetings and testing and of inspections held in the field, including inspections relating to concrete, steel roofing, piping pressure testing and system commissioning.

3. Completion of First Extension Tenant Improvements. Tenant, at its sole cost and expense (except for the First Extension TI Allowance), shall perform and complete the First Extension Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this First Extension Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The First Extension Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence reasonably satisfactory to Landlord that (i) all First Extension Tenant Improvements have been completed and paid for in full (which shall be evidenced by the architect’s certificate of completion and the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form reasonably acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect and the general contractor, together with a statutory notice of substantial completion from the general contractor), (ii) all First Extension Tenant Improvements have been constructed in accordance with the Approved Plans, (iii) any and all liens related to the First Extension Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien and (iv) no security interests relating to the First Extension Tenant Improvements are outstanding, (u) all certifications and approvals with respect to the First Extension Tenant Improvements that may be required from any Governmental Authority and any board of fire underwriters or similar body for the use and occupancy of the Renewal Premises (including a certificate of occupancy (or its substantial equivalent) for the Renewal Premises for the Permitted Use), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) an affidavit from Tenant’s architect certifying that all work performed in, on or about the Premises is in accordance with the Approved Plans, (x) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the First Extension Tenant Improvements as an overlay on the Building “as built” plans (provided that Landlord provides the Building “as-built” plans provided to Tenant) of all contract documents for work performed by their architect and engineers in relation to the First Extension Tenant Improvements, (y) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems (which report Landlord may hire a licensed, qualified commissioning agent to peer review, and whose reasonable recommendations Tenant’s commissioning agent shall perform and incorporate into a revised report) and (z) such other “close out” materials as Landlord reasonably requests consistent with Landlord’s own requirements for its contractors, such as copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4. Insurance.

4.1. Property Insurance. At all times during the period beginning with commencement of construction of the First Extension Tenant Improvements and ending with final completion of the First Extension Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed replacement cost basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all First Extension Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the First Extension Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance.

4.2. Workers’ Compensation Insurance. At all times during the period of construction of the First Extension Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

4.3. Waivers of Subrogation. Any insurance provided pursuant to this Article shall waive subrogation against the Landlord Parties and Tenant shall hold harmless and indemnify the Landlord Parties for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers.

5. Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property arising from any act or omission on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the First Extension Tenant Improvements. Tenant agrees to Indemnify the Landlord Indemnitees from and against all Claims due to, because of or arising from any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to Indemnify Landlord from or against liability to the extent arising directly from Landlord’s negligence or willful misconduct. Any deficiency in design or construction of the First Extension Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6. First Extension TI Allowance.

6.1. Application of First Extension TI Allowance. Landlord shall contribute the First Extension TI Allowance towards the costs and expenses incurred in connection with the performance of the First Extension Tenant Improvements, in accordance with Section 5 of the First Amendment. If the entire First Extension TI Allowance is not applied toward or reserved for the costs of the First Extension Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the First Extension TI Allowance. Tenant may apply the First Extension TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2. Approval of Budget for the First Extension Tenant Improvements. Notwithstanding anything to the contrary set forth elsewhere in this First Extension Work Letter or the Lease, Landlord shall not have any obligation to expend any portion of the First Extension TI Allowance until Landlord and Tenant shall have approved in writing the budget for the First Extension Tenant Improvements (the “Approved Budget”). Prior to Landlord’s approval of the Approved Budget, Tenant shall pay all of the costs and expenses incurred in connection with the First Extension Tenant Improvements as they become due. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the First Extension Tenant Improvements that exceed the amount of the First Extension TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for First Extension Tenant Improvements that is proposed by Tenant.

6.3. Fund Requests. Upon submission by Tenant to Landlord as of or prior to the First Extension TI Deadline of (a) a statement (a “Fund Request”) setting forth the total amount of the First Extension TI Allowance requested, (b) a summary of the First Extension Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties requesting payment with respect to the amount of the First Extension TI Allowance then being requested, and (d) except with respect to the final Fund Request, conditional lien releases from the general contractor and each subcontractor and material supplier with respect to the First Extension Tenant Improvements performed that correspond to the Fund Request each in a form acceptable to Landlord and complying with Applicable Laws, then Landlord shall, within thirty (30) days following receipt by Landlord of a Fund Request and the accompanying materials required by this Section, pay to Tenant (for reimbursement for payments made by Tenant to the applicable contractors, subcontractors and material suppliers either prior to Landlord’s approval of the Approved TI Budget or as a result of Tenant’s decision to pay for the First Extension Tenant Improvements itself and later seek reimbursement from Landlord in the form of one lump sum payment in accordance with the Lease and this First Extension Work Letter), the amount of First Extension Tenant Improvement costs set forth in such Fund Request or Landlord’s pari passu share thereof if Excess First Extension TI Costs exist based on the Approved Budget; provided, however, that Landlord shall not be obligated to make any payments under this Section until the budget for the First Extension Tenant Improvements is approved in accordance with Section 6.2, and any Fund Request under this Section shall be submitted as of or prior to the First Extension TI Deadline and shall be subject to the payment limits set forth in Section 6.2 above and Section 9 of the First Amendment. Notwithstanding anything in this Section to the contrary, Tenant shall not submit a Fund Request after the First Extension TI Deadline or more often than every thirty (30) days. Any additional Fund Requests submitted by Tenant after the First Extension TI Deadline or more often than every thirty (30) days shall be void and of no force or effect.

6.4. Accrual Information. In addition to the other requirements of this Section 6, Tenant shall, no later than the second (2nd) business day of each month until the First Extension Tenant Improvements are complete, provide Landlord with an estimate of (a) the percentage of design and other soft cost work that has been completed, (b) design and other soft costs spent through the end of the previous month, both from commencement of the First Extension Tenant Improvements and solely for the previous month, (c) the percentage of construction and other hard cost work that has been completed, (d) construction and other hard costs spent through the end of the previous month, both from commencement of the First Extension Tenant Improvements and solely for the previous month, and (e) the date of Substantial Completion of the First Extension Tenant Improvements.

7. Miscellaneous.

7.1. Incorporation of Lease Provisions. Sections 40.6 through 40.19 of the Lease are incorporated into this First Extension Work Letter by reference, and shall apply to this First Extension Work Letter in the same way that they apply to the Lease.

7.2. General. Except as otherwise set forth in the Lease or this First Extension Work Letter, this First Extension Work Letter shall not apply to improvements performed in any additional premises added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise; or to any portion of the Premises or any additions to the Premises in the event of a renewal or extension of the original Term, whether by any options under the Lease or otherwise, unless the Lease or any amendment or supplement to the Lease expressly provides that such additional premises are to be delivered to Tenant in the same condition as the initial Premises.

7.3. Notices. Notwithstanding anything to the contrary set forth in the Lease, for the purposes of delivering notices, requests and responses related to the First Extension Tenant Improvements under this First Extension Work Letter, delivery by electronic mail to Landlord’s Authorized Representative and Tenant’s Authorized Representative shall be deemed sufficient.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter as a sealed Massachusetts instrument to be effective on the date first above written.

LANDLORD:

BMR-SIDNEY RESEARCH CAMPUS LLC,
a Delaware limited liability company

By:	/s/ Colleen OConnor
Name:	Colleen OConnor
Title:	Senior Vice President, East Coast and U.K. Markets

TENANT:

SERES THERAPEUTICS, INC.,
a Delaware corporation

By:	/s/ Eric D. Shaff
Name:	Eric D. Shaff
Title:	President, CEO